   EXHIBIT 21.    Subsidiaries of Registrant

                                                                                Percentage of Voting
                                                                                Securities of Sub-
                                                                                sidiaries Owned by
                                                                                Registrant as of
                                            Place of                            December 31, 1998
 Name                                    Incorporation
Charles Burton Builder                   Maryland                                         100%
, Inc.

Town Center                              District of
Management Corp.                         Columbia                                         100%

Bresler & Reiner
Investment Co., Inc.                     Delaware                                         100%

Maplewood Manor
Convalescent Center,
Inc.                                     Pennsylvania                                     100%

Allentown Road Motel
Corporation                              Maryland                                         100%

Uptown Hotel Corp.                       Maryland                                         100%

WMC Management Co., Inc.                 District of
                                         Columbia                                         100%
Sudley Corporation                       Virginia                                         100%

 (1) The names of certain subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they do not constitute a significant subsidiary.

 (2) Included in the consolidated financial statements as significant subsidiaries.

                                      52